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                            THE COSMETIC CENTER, INC.
                             1997 STOCK OPTION PLAN

1. PURPOSE

         This Stock Option Plan (the "Plan") for The Cosmetic Center, Inc. (the "Company") is intended to provide incentive to directors, officers and key employees of the Company by providing those persons with opportunities to purchase shares of the Company's Class C Common Stock under (a) incentive stock options ("Incentive Stock Options") as such term is defined under Section 422 of the Internal Revenue Code of 1986, as amended and (b) other stock options.

2. DEFINITIONS

         As used in this Plan, the following words and phrases shall have the meanings indicated:

         (a) "Affiliate" shall mean any person or entity that, at the time of reference, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

         (b) "Board" shall mean the Board of Directors of the Company.

         (c) "Code" shall mean the Internal Revenue Code of 1986, as amended.

         (d) "Common Stock" shall mean the Class C Common Stock of the Company.

         (e) "Company" shall mean The Cosmetic Center, Inc., the employer which has established this Plan.

         (f) "Compliance Opinion" shall mean an opinion of counsel acceptable to the Board to the effect that (i) delivery of shares of Common Stock as payment of the exercise price of an Option or as payment of the withholding taxes or other like taxes related to the delivery of shares of Common Stock in connection with the exercise of an Option (a) would not result in the Optionee incurring any liability under Section 16(b) of the Exchange Act and (b) does not require (x) any listings, registrations or qualifications in respect thereof upon any securities exchange or other self-regulatory organization or under any federal, state, local or foreign law, rule or regulation or (y) the expiration, elimination or satisfaction of any prohibitions, restrictions or limitations under any federal, state, local or foreign law, rule or regulation or the rules of any securities exchange or other self-regulatory organization, and (ii) any and all written agreements or

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representations by the Optionee with respect to the disposition of shares, or with respect to any other matter that the Board deems necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, and any and all consents, clearances or approvals by any governmental or other regulatory bodies or any parties to any loan agreements or other contractual obligations of the Company or any Subsidiaries have been obtained.

         (g) "Disability" shall mean an Optionee's inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

         (h) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         (i) "Fair Market Value" per share of Common Stock as of a particular date shall mean (i) the closing sales price per share of Common Stock on the principal national securities exchange, if any, on which the shares of Common Stock shall then be listed for the last preceding date on which there was a sale of Common Stock on such exchange, or (ii) if the shares of Common Stock are not then listed on a national securities exchange, the last sales price per share of Common Stock entered on a national inter-dealer quotation system for the last preceding date on which there was a sale of Common Stock on such national inter-dealer quotation system, or (iii) if no closing or last sales price per share of Common Stock is entered on a national inter-dealer quotation system, the average of the closing bid and asked prices for the shares of Common Stock in the over-the-counter market for the last preceding date on which there was a quotation for Common Stock in such market, or (iv) if no price can be determined under the preceding alternatives, then the price per share as most recently determined by the Board, which shall make such determinations of value at least once annually.

         (j) "Immediate Family" means an Optionee's spouse, children or grandchildren (including adopted and stepchildren and grandchildren).

         (k) "Incentive Stock Option" means one or more options to purchase Common Stock which, at the time such options are granted under this Plan or any other such plan of the Company, qualify as incentive stock options under
Section 422 of the Code.

         (l) "Option Agreement" means a written instrument evidencing an Option, in such form as the Board may from time to time approve.

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         (m) "Options" means Incentive Stock Options and other options granted hereunder.

         (n) "Optionee" shall mean any person to whom an Option is granted under this Plan.

         (o) "Permitted Transferee" shall have the meaning given in Section 7(h)(2) of this Plan.

         (p) "Plan" shall mean this Stock Option Plan.

         (q) "Subsidiary" of any person shall mean any corporation or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such person.

         (r) "Ten Percent Shareholder" shall mean an Optionee who, at the time an Option is granted, owns directly or indirectly (within the meaning of section 425(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, its parent or a Subsidiary.

3. GENERAL ADMINISTRATION.

         (a) Unless otherwise determined by the Board, the Plan shall be administered by a committee of the Board ("Committee"), which shall consist of two or more members of the Board who are "outside directors" within the meaning of section 162(m) of the Code. The Committee may, in its discretion, delegate to a subcommittee or to an officer of the Company its duties hereunder, including the grant of Awards. The full Board shall also have the authority, in its discretion, to grant Awards under the Plan and to administer the Plan. For all purposes under the Plan, any entity which performs the duties described herein, shall be referred to as the "Board.""

         (b) The Board, or if so appointed, the Committee, shall have the authority (i) to exercise all of the powers granted to it under this Plan, (ii) to construe, interpret and implement this Plan and any Option Agreements executed pursuant to Section 7 below, (iii) to prescribe, amend and rescind rules and regulations relating to this Plan, including rules governing the Committee's own operations, (iv) to make all determinations necessary or advisable in administering this Plan, (v) to correct any defect, supply any

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omission and reconcile any inconsistency in this Plan, and (vi) to amend this
Plan to reflect changes in applicable law.

         (c) The Board shall fill all vacancies, however caused, in the Committee. The Board may from time to time appoint additional members to the Committee, and may at any time remove one or more Committee members and substitute others.

         (d) No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Option granted hereunder.

4. GRANTING OF OPTIONS

         Options may be granted under the Plan at any time prior to December 31, 2006.

5. ELIGIBILITY

         (a) Options may be granted to any director, officer or key employee of the Company. In determining from time to time the directors, officers and employees to whom Options shall be granted and the number of shares to be covered by each Option, the Board shall take into account the duties of the respective persons, their present and potential contributions to the success of the Company and such other factors as the Board shall deem relevant in connection with accomplishing the purposes of the Plan.

         (b) At the time of the grant of each Option under the Plan, the Board shall determine whether such Option is to be designated an Incentive Stock Option. Unless the applicable Option Agreement explicitly states that an Option is intended to be an Incentive Stock Option, such Option shall be a nonqualified Option. Incentive Stock Options shall not be granted to a director who is not an employee of the Company. The length of the exercise period of Incentive Stock Options shall be governed by Section 7(e)(1) of the Plan; the exercise period of all other Options will be governed by Section 7(e)(2).

         (c) If an Option is granted with the stated intent that it be an Incentive Stock Option, and if for any reason such Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option (or portion) shall be regarded as a nonqualified Option appropriately granted under the Plan, PROVIDED that such Option (or portion) otherwise satisfies the terms and conditions of the Plan relating to nonqualified Options generally.

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6. STOCK

         (a) The stock subject to the Options shall be shares of Common Stock. Such shares may, in whole or in part, be authorized but unissued shares contributed directly by the Company or shares which shall have been or which may be acquired by the Company. The aggregate number of shares of Common Stock as to which Options may be granted from time to time under the Plan shall be 1,000,000 shares and the maximum number of shares of Common Stock as to which Options may be granted to any employee in any calendar year shall be 100,000. The limitation established by the preceding sentence shall be subject to adjustment as provided in Section 7 (i) hereof.

         (b) If any outstanding Option under the Plan for any reason expires or is terminated without having been exercised in full, the shares of Common Stock allocable to the unexercised portion of such Option shall (unless the Plan shall have been terminated) become available for subsequent grants of Options under the Plan.

7. TERMS AND CONDITIONS OF OPTIONS

         Each Option granted pursuant to the Plan shall be evidenced by an Option Agreement. Options shall comply with and be subject to the following terms and conditions:

         (a) OPTION PRICE. Each Option shall state the Option Price, which shall be not less than one hundred percent (100%) of the Fair Market Value of the shares of Common Stock subject to the Option on the date of grant of the Option; PROVIDED, HOWEVER, that in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, the Option Price shall not be less than one hundred ten percent (110%) of such fair market value. The Option Price shall be subject to adjustment as provided in Section 7(i) hereof. The date on which the Board adopts a resolution expressly granting an Option shall be considered the day on which such Option is granted.

         (b) RESTRICTIONS. Any Common Stock issued under the Plan may contain restrictions including, but not limited to, limitations on transferability that may constitute substantial risks of forfeiture, as the Board may determine.

         (c) VALUE OF SHARES. Options may be granted to any eligible person for shares of Common Stock of any value, PROVIDED that the aggregate Fair Market Value (determined at the time the Option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all the plans of the Company, its Parent and its Subsidiaries) shall not exceed $100,000.

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         (d) MEDIUM AND TIME OF PAYMENT. The Option Price shall be paid in full, at the time of exercise, in cash, in shares of Common Stock owned by the Optionee free and clear of all liens and owned by the Optionee for at least six months (or such shorter or longer period as the Board may in its discretion determine that will not result in variable accounting treatment) having a Fair Market Value in the aggregate equal to such Option Price, or in a combination of cash and such shares. Shares acquired upon exercise of an Option shall not be accepted as payment unless such Option exercise occurred at least six months prior to the exercise of the Option the Option Price of which is proposed to be paid in part or in full by the tender of shares of Common Stock. The Board may require, as a condition of accepting any such delivery of shares of Common Stock, that the Optionee furnish the Board with a Compliance Opinion.

         (e) TERM AND EXERCISE OF OPTIONS.

         (1) Incentive Stock Options shall be exercisable over the exercise period specified by the Board in the Option Agreement, but in no event shall such period exceed ten (10) years from the date of the grant of each such Incentive Stock Option; PROVIDED, HOWEVER, that in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, the exercise period shall not exceed five (5) years from the date of grant of such Option. The exercise period shall be subject to earlier termination as provided in Section 7(f) and 7(g) hereof. An Option may be exercised, as to any or all full shares of Common Stock as to which the Option has become exercisable, by giving written notice of such exercise to the Board, PROVIDED that an Option may not be exercised at any one time as to less than 100 shares (or such number of shares as to which the Option is then exercisable if such number of shares is less than 100).

         (2) Options that have not been designated by the Board as Incentive Stock Options shall be exercisable over the exercise period specified by the Board in the Option Agreement, but in no event shall such period exceed ten
(10) years from the date of the grant of each such option.

         (f) TERMINATION OF EMPLOYMENT. Except as provided in this Section 7(f) and Section 7(g) hereof and by Permitted Transferees pursuant to Section 7(h), an Option may not be exercised unless the Optionee is then a director or officer of or in the employ of the Company or any Affiliate of the Company (or a corporation or an Affiliate of such corporation issuing or assuming the Option in a transaction to which Section 425(a) of the Code applies), and unless the Optionee has remained continuously a director or officer or so employed since the date of grant of the Option. In the event all association of an Optionee with the Company (as an employee, a director or officer) shall terminate (other than by reason of death or Disability), all Options or unexercised portions thereof granted to such Optionee which are then exercisable may, unless earlier

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terminated in accordance with their terms, be exercised within thirty (30) days after such termination; PROVIDED, HOWEVER, that if the association of the Optionee with the Company shall terminate for "cause" (as determined by the Board), all Options theretofore granted to such Optionee (whether or not then vested or exercisable) shall, to the extent not theretofore exercised, terminate forthwith and the Optionee may not satisfy any condition or limitation that is unsatisfied (and no additional portion shall otherwise become vested) under any Options following the date of such termination. A bona fide leave of absence shall not be considered a termination or break in continuity of employment for any purpose of the Plan so long as the period of such leave does not exceed ninety (90) days or such longer period during which the Optionee's right to reemployment is guaranteed by statute or by contract. Where the period of such leave exceeds ninety (90) days and the Optionee's right to reemployment is not guaranteed, the Optionee's employment will be deemed to have terminated on the ninety-first (91st) day of such leave. Nothing in the Plan or in any Option granted pursuant hereto shall confer upon an employee any right to continue in the employ of the Company or any of its divisions or any Affiliates or interfere in any way with the right of the Company or any such divisions or any Affiliates to terminate such employment at any time.

         (g) DEATH OR DISABILITY OF OPTIONEE. If an Optionee shall die while a director or officer of or employed by the Company or any Affiliate, or if the Optionee's employment shall terminate by reason of Disability, all Options theretofore granted to such Optionee may, unless earlier terminated in accordance with their terms, be exercised by the Optionee or by the personal representative of the Optionee's estate or by a person who acquired the right to exercise such Option by bequest or inheritance or otherwise by reason of death of the Optionee, at any time within nine (9) months after the date of death or Disability of the Optionee, but in no event later than the date of expiration of the Option, PROVIDED that during the lifetime of the Optionee any Option granted to him may be exercised only by the Optionee or any Permitted Transferee pursuant to Section 7(h).

         (h) TRANSFERABILITY OF OPTIONS.

         (1) Options granted under the Plan shall not be transferable other than by will or by the laws of descent and distribution.

         (2) Notwithstanding Section 7(h)(1), the Board may in the applicable Option Agreement or at any time thereafter provide that Options granted hereunder which are not intended to qualify as Incentive Stock Options under Code section 422 may be transferred without consideration by the Optionee, subject to such rules as the Board may adopt to preserve the purposes of the Plan to:

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         (i) the Optionee's Immediate Family;

         (ii) a trust solely for the benefit of the Optionee and/or members of his or her Immediate Family; or

         (iii) a partnership or limited liability company whose only partners or shareholders are the Optionee and/or members of his or her Immediate Family.

         (each transferee described in clauses (i), (ii) and (iii) above is hereinafter referred to as a "Permitted Transferee"), PROVIDED that the Optionee provides the Board with advance written notice describing the terms and conditions of the proposed transfer and the Board notifies the Optionee in writing that such a transfer would comply with the requirements of the Plan and any applicable Option Agreement; and PROVIDED FURTHER that with respect to Options granted to officers and directors subject to the reporting requirements of Section 16 of the Exchange Act no such Options may be transferred within six months of the grant date to the extent such transfer would result in the grant of the Option being deemed to constitute a non-exempt purchase under Section 16 of the Exchange Act. The terms of any such transferred Option shall apply to the Permitted Transferee, except that (a) Permitted Transferees shall not be entitled to transfer any Options, other than by will or the laws of descent and distribution; and (b) Permitted Transferees shall not be entitled to exercise any transferred Options unless there shall be in effect a registration statement on an appropriate form under the Securities Act of 1933, as amended, covering the shares to be acquired pursuant to the exercise of such Option if the Board determines that such a registration statement is necessary or appropriate. Upon notice from a Permitted Transferee of its intent to exercise an Option, the Board shall advise such Permitted Transferee if a registration statement is necessary and if so whether such registration statement is in effect.

         (i) EFFECT OF CERTAIN CHANGES.

         (1) If and to the extent specified by the Board, there is any change in the number of shares of Common Stock through the declaration of stock dividends, recapitalization resulting in stock splits, or combinations or exchanges of such shares, then the number of shares of Common Stock available for Options, the number of such shares covered by outstanding Options, and the price per share of such Options may be appropriately adjusted (as the Board may determine) to reflect any increase or decrease in the number of issued shares of Common Stock; PROVIDED, HOWEVER, that any fractional shares resulting from such adjustment shall be eliminated.

         (2) If the Company or any successor is merged or consolidated with another corporation and, whether or not the Company or such successor shall be the surviving

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corporation, there shall be any change in the shares of Common Stock as then constituted by reason of such merger or consolidation, or in the event that all or substantially all of the assets of the Company are acquired by another person, or in the event of a reorganization or liquidation of the Company or any successor (each such event being hereinafter referred to as a "Reorganization Event") or in the event that the Board shall propose that the Company or any successor enter into a Reorganization Event, then the Board may in its discretion, by written notice to an Optionee, provide that such Optionee's Options will be terminated unless such Optionee exercises or takes such action within 30 days (or such longer period as the Board shall determine in its sole discretion) after the date of such notice; PROVIDED, HOWEVER, that if the Board takes such action the Board also shall accelerate to an appropriate earlier date the dates upon which all outstanding Options of such Optionee shall be exercisable. The Board also may in its discretion, by written notice to an Optionee, provided that conditions of Options shall be adjusted in the event of a Reorganization Event upon such terms and conditions as the Board may determine.

         (3) Whenever deemed appropriate by the Board, the actions referred to in paragraph (2) of this Section 7 (i) may be made conditional upon the consummation of the applicable Reorganization Event.

         (4) To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.

         (5) Except as hereinbefore expressly provided in this Section 7(i), the Optionee shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger, or consolidation, and any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Option Price of shares of Common Stock subject to an Option. The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

         (j) RIGHTS AS A SHAREHOLDER. An Optionee or a transferee of an Option shall have no rights as a shareholder with respect to any shares covered by his Option until the date of the issuance of a stock certificate to him for such shares. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash, securities or

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other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in
Section 7 (i) hereof.

         (k) OTHER PROVISIONS. The Option Agreements authorized under the Plan shall contain such other provisions, including, without limitation, (i) the imposition of restrictions upon the exercise of an Option and (ii) the inclusion of any condition not inconsistent with such Option qualifying as an Incentive Stock Option, as the Board shall deem advisable, including provisions with respect to compliance with federal and applicable state securities laws.

8. AGREEMENT BY OPTIONEE REGARDING WITHHOLDING TAXES

         (a) No later than the date of exercise of any Option granted hereunder, the Optionee will pay to the Company or make arrangements satisfactory to the Board regarding payment of any federal, state or local taxes of any kind required by law to be withheld upon the exercise of such Option, and

         (b) The Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the Optionee any federal, state or local taxes of any kind required by law to be withheld upon the exercise of such Option.

         An Optionee may satisfy, in whole or in part, withholding requirements by delivery of unrestricted shares of Common Stock owned by the Optionee for at least six months (or such shorter or longer period as the Board may approve or require that will not result in variable accounting treatment) having a fair market value (determined as of the date of such delivery by the grantee) equal to the amount otherwise payable. Without limiting the generality of the foregoing: (i) the Board may require, as a condition of accepting any such delivery of shares of Common Stock, that the Optionee furnish a Compliance Opinion and (ii) such delivery may be made by withholding shares of Common Stock from the shares otherwise issuable pursuant to the exercise of the Option giving rise to the tax withholding obligation (in which event the date of delivery shall be deemed the date the Option was exercised).

9. TERM OF PLAN

         Options may be granted pursuant to the Plan from time to time prior to December 31, 2006, PROVIDED that no Options granted under the Plan shall become exercisable unless and until the Plan shall have been approved by the Company's stockholders.

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10. SAVINGS CLAUSE

         Notwithstanding any other provision hereof, this Plan is intended to qualify as a plan pursuant to which Incentive Stock Options may be issued under
Section 422 of the Code. If this Plan or any provision of this Plan shall be held to be invalid or to fail to meet the requirements of Section 422 of the Code or the regulations promulgated thereunder, such invalidity or failure shall not affect the remaining parts of this Plan, but rather it shall be construed and enforced as if the Plan or the affected provision thereof, as the case may be, complied in all respects with the requirements of Section 422 of the Code.

11. AMENDMENT AND TERMINATION OF THE PLAN

         The Board may at any time and from time to time suspend, terminate, modify or amend the Plan, PROVIDED that no such suspension, termination, modification or amendment shall be made without the approval of a majority of the issued and outstanding shares of Common Stock to the extent such approval is necessary to comply with any tax or regulatory requirement, including for these purposes any approval requirement that is a prerequisite for exemptive relief under Section 162(m) of the Code (provided that the Company is subject to the requirements of Section 162(m) of the Code as of the date of such action). Except as provided in Section 7 hereof, no suspension, termination, modification or amendment of the Plan may adversely affect any Option previously granted unless the written consent of the Optionee is obtained.

12. CONDITIONS

         If pursuant to Section 7(g) or Section 7(i)(2) the dates upon which Options shall be exercisable are accelerated, it shall be on the condition that with respect to Options granted to officers and directors subject to the reporting requirements of Section 16 of the Exchange Act the shares of Common Stock underlying such Options may not be sold by any such individual (or their estate or Permitted Transferee) within six months after the grant of the Option to the extent such sale would result in the grant of the Option being deemed to constitute a non-exempt purchase under Section 16 of the Exchange Act.